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                                                             Exhibit 23.1


CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors 724 Solutions Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-42142, 333-55769) on Form S-8 of 724 Solutions Inc. of our report dated January 16, 2001, except as to Note 16, which is as of January 23, 2001, relating to the consolidated balance sheets of 724 Solutions Inc., as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which report appears in the December 31, 2000, annual report on Form 10-K of 724 Solutions Inc.

KPMG LLP

/s/ KPMG LLP

Chartered Accountants
Toronto Canada

March 27, 2001